Confidential information indicated by X's has been omitted and filed separately with the Securities and Exchange Commission.

                          MAY 1998 AMENDMENT AGREEMENT

            THIS AGREEMENT, dated this 1 day of May, 1998, among IVC INDUSTRIES, INC., a Delaware corporation (the "Borrower"); INTERNATIONAL VITAMIN OVERSEAS SALES CORP., a New Jersey corporation ("IVOSC"); HALL LABORATORIES, LTD., a corporation organized under the laws of British Columbia ("Hall (Canada)" and, together with the Borrower and IVOSC, called herein sometimes the "Original Obligors"); VITAMIN SPECIALTIES CORP., a Pennsylvania corporation ("VSC" and, together with the Original Obligors, called herein sometimes the "Obligors"); the Banks party to the Revolving Credit Agreement hereinafter referred to (the "Banks"); THE CHASE MANHATTAN BANK, as agent for the Banks (in such capacity, together with its successors, the "Agent"); and XXXXXXXXXXXXXX, a New Jersey corporation (the "Designated Party").

                              Preliminary Statement

            A. Pursuant to the Credit Agreement dated as of April 30, 1996 among the Borrower, the Banks and the Agent (the "Original Revolving Credit Agreement"), the Agent and the Banks agreed to make certain loans and extend other credit to the Borrower.

            B. By the Amendment to Credit Agreement dated June 19, 1997 (the "June 1997 Amendment"), the Banks agreed to increase temporarily the maximum amount of such loans available to the Borrower by $500,000.

            C. The Original Revolving Credit Agreement, as amended by the June 1997 Amendment, will be called herein the "Revolving Credit Agreement". All capitalized terms used in herein and not defined shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

            D. Pursuant to documentation executed in connection with the Original Revolving Credit Agreement:

                  (i) IVOSC and Hall (Canada) guaranteed the obligations of the
            Borrower under and relating to the Revolving Credit Agreement;

                  (ii) the Borrower, IVOSC and Hall (Canada) granted a
            first-priority Lien on substantially all their assets and properties (excluding real estate) to secure their respective obligations to the Agent and the Banks under and relating to the Revolving Credit Agreement;

                  (iii) the Designated Party guaranteed the Facility B Loans made by the Banks pursuant to the Revolving Credit Agreement;

                  (iv) the Borrower, IVOSC and Hall (Canada) agreed to reimburse the Designated Party for any amounts that the Designated Party may pay to the Banks pursuant to its guaranty of the Facility B Loans;

                  (v) the Borrower, IVOSC and Hall (Canada) granted to the
            Designated Party a second-priority Lien on substantially all their assets and properties (excluding real estate) as security for such reimbursement obligations;

                  (vI) the Borrower, IVOSC and Hall (Canada) also granted to the
            Designated Party a "springing Lien" to secure trade debt that may be owing by any of them to the Designated Party, which Lien is to become effective only if an Event of Default occurs;

                  (viii) the Agent (on behalf of the Banks) and the Designated
            Party agreed between themselves that (x) such reimbursement obligations of the Original Obligors in favor of the Designated Party would be subordinate to the obligations of the Original Obligors owing to the Banks under and relating to the Revolving Credit Agreement, and (y) such Liens granted by the Original Obligors to the Designated Party would be subordinate to such Liens granted by the Original Obligors to the Agent and the Bank.

            E. The Borrower acquired from HealthRite, Inc. a line of business known as the Vitamin Specialties business. The Borrower has formed VSC as a new wholly-owned Subsidiary of the Borrower, and the Borrower has transferred to VSC all of the assets comprising the Vitamin Specialties business (except for the tenant's interest under certain leases). The Vitamin Specialties business is now conducted by VSC, and not by the Borrower.

            F. Pursuant to a Term Loan Agreement dated the date hereof among the Borrower, the banks party thereto and The Chase Manhattan Bank, as agent, such banks are this day making a new $3,500,000 term loan to the Borrower (such loan being called herein the "Term Loan"). The Term Loan is being guaranteed by VSC and the Designated Party, as well as by IVOSC and Hall (Canada). The Term Loan is being secured by Liens on the Vitamin Specialties Assets (as hereinafter defined) and on the New Freehold/Howell Real Estate, as well as by junior Liens on the assets of the Borrower, IVOSC and Hall (Canada).

            G. In connection with the making of the Term Loan, the parties hereto desire to amend certain provisions of the Revolving Credit Agreement and the documents executed in connection therewith.

            NOW, THEREFORE, for ten dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

ARTICLE 1.  AS TO THE REVOLVING CREDIT AGREEMENT.

            Section 1.1 Confirmation of Commitment. The Borrower acknowledges that the temporary $500,000 increase in the amount of the Facility A Commitment (from $15,000,000 to $15,500,000) that was effected by the June 1997 Amendment has expired, and that the amount of the Facility A Commitment is now $15,000,000.

            Section 1.2 "Borrowing Base" Definition. The definition of "Borrowing Base" in Section 1.01 of the Revolving Credit Agreement is hereby amended to read as follows:

                  "Borrowing Base" means, at any time, the sum of (A) 85% of the amount of Eligible Accounts as of such time; plus (B) until the sooner of the Facility A

            Expiration Date or July 31, 1999, the lesser of (i) 50% of the amount of Eligible Inventory as of such time, or (ii) $7,500,000; provided, however, that the amount of any or all of such percentages may be changed by the Agent from time to time in its reasonable discretion upon 30 days' prior written notice to the Borrower. On and after the sooner of the Facility A Expiration Date or July 31, 1999, no Inventory will be included in the Borrowing Base, and clause (B) in the immediately preceding sentence will be zero.

            Section 1.3 "Consolidated EBITDA" Definition. The definition of "Consolidated EBITDA" in Section 1.01 of the Revolving Credit Agreement is hereby amended to read as follows:

                  "Consolidated EBITDA" with respect to any period means the
            EBITDA of the Borrower and its Consolidated Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP, excluding however (a) any nonrecurring extraordinary charge related to the termination of the Borrower's contract with Revlon or to the integration of the Portland manufacturing facility with the Freehold manufacturing facility, (b) any nonrecurring extraordinary non-cash charge, and (c) any non-cash charge (which may be recurring) for stock of the Borrower or options in respect thereof granted to employees of the Borrower as compensation, which (in the case of all of (a), (b) and (c)) would otherwise be included in computing the consolidated earnings of the Borrower.

            Section 1.4 "Consolidated Funded Debt" Definition. The definition of "Consolidated Funded Debt" in Section 1.01 of the Revolving Credit Agreement is hereby amended to read as follows:

                  "Consolidated Funded Debt" means, as of any day, Funded Debt of the Borrower and its Consolidated Subsidiaries as of such day, as determined on a consolidated basis in accordance with GAAP, less the amount of cash of the Borrower held on such day in the ordinary demand deposit account(s) of the Borrower with The Chase Manhattan Bank (excluding any payroll account, trust account or other special purpose account).

            Section 1.5 "Current Liabilities" Definition. The definition of "Current Liabilities" in Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the following at the end thereof, before the period:

            "and excluding the portion of the principal of the Term Loan Obligations that is due and payable on the maturity date thereof".

            Section 1.6 "Margin" Definition. (a) The definition of "Margin" in Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the following sentence immediately after the end of the second sentence:

            "Notwithstanding the immediately preceding sentence, with respect to the determination of such quotient as of the fiscal quarter ending April 30, 1998 only, the divisor of such quotient (clause (ii) above) shall not be Consolidated EBITDA for such fiscal quarter and the three preceding fiscal quarters; instead such divisor shall be the product of Consolidated EBITDA for such fiscal quarter and the two preceding fiscal quarters (on a combined basis for such three quarters), multiplied by 1.333."

            (b) The definition of "Margin" in Section 1.01 of the Revolving Credit Agreement is hereby further amended by adding thereto the following new paragraph:

                  "Additionally, the Margin as computed pursuant to the
            immediately preceding paragraph shall be automatically increased from time to time under the following circumstances:

                  (aa) if (and each time that) as of the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending April 30, 1998) the aforesaid quotient is 4.0 or greater, the Margin shall be increased by 50 basis points. Each such increase shall take effect on such last day of the fiscal quarter and shall remain in effect permanently; and

                  (bb) if (and each time that) as of the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending July 31, 1998) the aforesaid quotient is less than 4.0 but is greater than 3.0, the Margin shall be increased by 25 basis points. Each such increase shall take effect on such last day of the fiscal quarter and shall remain in effect permanently."

            Section 1.7. "New Freehold/Howell Real Estate Definition. (a) The definition of "New Freehold/Howell Real Estate" in Section 1.01 of the Revolving Credit Agreement is hereby amended by correcting the reference to the tax lot and block of the portion thereof lying in Howell Township to Lot 18.01 in Block 164.

            Section (b) Vitamin Specialties Corp. Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the following definition thereto:

            ""VSC" means Vitamin Specialties Corp., a Pennsylvania corporation."

                  (b) The definition of "Subsidiary Guarantor" in Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the phrase "and VSC" after the phrase "and IVOSC".

                  (c) Contemporaneously with the execution and delivery of this Agreement, VSC shall execute and deliver to the Agent a guarantee of all existing and future liabilities of the Borrower under the Revolving Credit Agreement and the other Facility Documents, in form and substance satisfactory to the Agent. Such guaranty shall be deemed a "Subsidiary Guaranty", as such term is used in the Revolving Credit Agreement.

                  (d) Contemporaneously with the execution and delivery of this Agreement, VSC shall execute and deliver to the Agent a security agreement (together with appropriate UCC-1 financing statements) granting to the Agent a Lien on all its existing and future properties and assets (including, without limitation, the Vitamin Specialties Assets) to secure such guaranty by VSC described in the immediately preceding paragraph (c). Such security agreement shall be in form and substance satisfactory to the Agent and shall be deemed a "Subsidiary Security Agreement", as such term is used in the Revolving Credit Agreement. Such Liens granted to the Agent on the Vitamin Specialties Assets shall be junior to the Term Loan Lien (as hereinafter defined) on the Vitamin Specialties Assets.

                  (e) Schedule I of the Revolving Credit Agreement is hereby amended by adding thereto the following:

                  "Vitamin Specialties Corp., a Pennsylvania corporation. All the outstanding capital stock of VSC is owned by the Borrower."

                  (f) Schedule IV of the Revolving Credit Agreement is hereby amended by adding thereto the following:

                  "Vitamin Specialties Corp.

                  Chief executive office: 500 Halls Mill Road
                                          Freehold, NJ 07728

                  Locations of collateral: At the locations identified on Annex
                                           I to this Amendment Agreement.

            Section 1.9 "Vitamin Specialties Assets" Definition. Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the following definition thereto:

            ""Vitamin Specialties Assets" means all personal property and fixtures of VSC, whether now or hereafter existing or now owned or hereafter acquired and wherever located, of every kind and description, tangible or intangible, including, but not limited to, all money, goods (including equipment, farm products and inventory), instruments, securities, documents, chattel paper, accounts, contract rights, general intangibles, credits, claims, demands, precious metals and any other property, rights and interests of VSC, and shall include the proceeds, products and accessions of and to any thereof. The Vitamin Specialties Assets include (without limitation) the following assets of VSC:

                  (a) all inventories;

                  (b) all tangible personal property, computer equipment,
            brochures, store signage, store fixtures and leasehold improvements, including tangible personal property referred to on Schedule 1.03 of the HealthRite Purchase Agreement;

                  (c) all cash actually present "in the till" at any of the
            Stores;

                  (d) all accounts receivable;

                  (e) all rights in leases of the Stores;

                  (f) all rights in purchase orders, sales orders, order books, mailing lists, customer accounts and customer lists and records;

                  (g) all rights in intellectual property, including the names
            "Vitamin Specialties" and "Herbal Specialties", proprietary information, computer software, customer lists, mailing lists, trade secrets, patents, patent applications, copyrights, copyright applications, trademarks, service marks, trademark or service mark registration applications, art work, boards, plates, films and related art work (such as in catalogs), tradenames, licenses of any such property or rights, goodwill and permits;

                  (h) all necessary permits and certificates issued or granted;

                  (i) all books and records, including, without limitation,
            quality control records and computer software and data bases; and

                  (j) all goodwill.

            As used herein, the term "Vitamin Specialties Business" means the line of business acquired by the Borrower from HealthRite, Inc. pursuant to the HealthRite Purchase Agreement. The term "HealthRite Purchase Agreement means the Asset Purchase Agreement dated as of May 29, 1997 between the Borrower and HealthRite, Inc. The term "Stores" means the 16 retail stores at the locations identified on
            Schedule 6.20(b) of the Term Loan Agreement at which the Vitamin Specialties Business is conducted, and any other bona fide retail stores hereafter opened by VSC primarily to conduct the Vitamin Specialties Business. The term "Vitamin Specialties Assets" also means and includes any rights of the Borrower in leases of the Stores and trademarks of the Vitamin Specialties Business that were assigned (or intended to be assigned) by HealthRite Inc. to the Borrower pursuant to the HealthRite Purchase Agreement, and further assigned to VSC, subject to (in the case of such leases) landlord's consent or (in the case of such trademarks) registration of such assignment.

            Section 1.10 "Excluded VSC Assets" Definition. Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the following definition thereto:

                  "Excluded VSC Assets" means (i) any and all cash (including, without limitation, deposit accounts and investments that are cash equivalents) of VSC existing on the day on which the Term Loan Agent assigns such Lien to the Designated Party the Lien of the Term Loan Agent in the Vitamin Specialties Assets, other than cash "in the till" at the Stores (as defined in the Term Loan Agreement) on the day on which the Term Loan Agent assigns such Lien to the Designated Party; provided, however, that all cash that is received by VSC after such day shall not constitute Excluded VSC Assets; and (ii) any and all inventory of VSC that is not located at a Store, except for any such inventory that shall already been paid for by VSC. The Excluded VSC Assets are intended to be excluded from any assignment by the Term Loan Agent to the Designated Party of the Lien of the Term Loan Agent in the Vitamin Specialties Assets; but the Excluded VSC Assets will remain subject to a Lien securing all obligations under the Revolving Credit Agreement.

            Section 1.11. "Eligible Accounts" and "Eligible Inventory" Definitions. (a) The definition of "Eligible Accounts" in Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the following phrase at the end of the first sentence thereof, before the period:

            ", but excluding in all events Accounts comprising Vitamin Specialties Assets".

                  (b) The definition of "Eligible Inventory" in Section 1.01 of the Revolving Credit Agreement is hereby amended by adding the following phrase at the end of the first sentence thereof, before the period:

            ", but excluding in all events Inventory comprising Vitamin Specialties Assets".

            Section 1.12. Definitions Relating to Term Loan. Section 1.01 of the Revolving Credit Agreement is hereby amended by adding thereto the following definitions:

            ""Term Loan Agreement" means the loan agreement dated May ____, 1998 (as the same may hereafter be amended or supplemented from time to time) among the Borrower, the banks party thereto (the "Term Loan Banks"), and The Chase Manhattan Bank as agent (the "Term Loan Agent")."

            ""Term Loan Closing Date" has the meaning ascribed to the word "Closing Date" in the Term Loan Agreement.

            ""Term Loan Obligations" means the obligations of the Borrower under the Term Loan Agreement and the Term Note (as such term is defined in the Term Loan Agreement), but in no event having a principal amount more than $3,500,000 (as such $3,500,000 principal amount may be reduced from time to time by payments made in respect thereof)."

            ""Term Loan Liens" means the Liens on the Vitamin Specialties Assets (excluding the Excluded VSC Assets, if and when the Term Loan Liens are assigned to the Designated Party) and on the New Freehold/Howell Real Estate and on the outstanding capital stock of VSC securing the Term Loan Obligations (or securing the guaranty by VSC of the Term Loan Obligations)."

            Section 1.13 Pro-Rata Reduction in Commitments. Section 2.07 of the Revolving Credit Agreement is hereby amended by adding the following at the end thereof:

            "Notwithstanding the foregoing provisions of this Section, the unused Facility A Commitments may not be reduced unless the Facility B Commitments are reduced by an equivalent percentage reduction; and the unused Facility B Commitments may not be reduced unless the Facility A Commitments are reduced by an equivalent percentage reduction. If, after giving effect to any such reduction, the aggregate outstanding principal balance of the Facility A Loans would exceed the Facility A Commitments or the aggregate outstanding principal balance of the Facility B Loans would exceed the Facility B Commitments, the Borrower shall immediately prepay such excess simultaneously with such reduction."

            Section 1.14 Mandatory Prepayment of Facility A. Upon the mortgage refinancing or sale/leaseback of the New Freehold/Howell Real Estate that is referred to in Section 2.09 of the Term Loan Agreement, the Borrower shall apply a portion of the Net Refinancing Proceeds (as such term is defined in the Term Loan Agreement) to the prepayment of the Facility A Loans as provided in such
Section 2.09.

            Section 1.15 Amendment Fee. Section 2.11 of the Revolving Credit Agreement is hereby amended by adding thereto the following new paragraph:

                  "(d) The Borrower shall pay to the Agent for the account of the Banks on April 30, 1999 an amendment fee in the amount of $100,000; provided, however, that if (and each time that) at the end of any fiscal quarter of the Borrower (X) the quotient of (i) Consolidated Funded Debt on the last day of such fiscal quarter divided by (ii) Consolidated EBITDA for such fiscal quarter and the three preceding fiscal quarters (on a combined basis for such four quarters) is less than 3.0, and (Y) no Default or Event of Default exists, the amount of such fee shall be reduced by $25,000. Notwithstanding the immediately preceding sentence, with respect to the determination of such quotient as of the fiscal quarter ending April 30, 1998 only, the divisor of such quotient (clause (ii) above) shall not be Consolidated EBITDA for such fiscal quarter and the three preceding fiscal quarters; instead such divisor shall be the product of Consolidated EBITDA for such fiscal quarter and the two preceding fiscal quarters (on a combined basis for such three quarters), multiplied by 1.333. Such fee shall be allocated among the Banks in accordance with the respective outstanding principal balances of their Facility A Loans from time to time. If the maturity of the Facility A Loans is accelerated by reason of the occurrence of an Event of Default, or if the Facility A Loans are prepaid in full, such fee shall become immediately due and payable in full (giving effect to any reductions that shall have previously occurred) simultaneously with such acceleration or prepayment."

            Section 1.16 Debt. Section 8.01 of the Revolving Credit Agreement is hereby amended (x) by adding the following at the end of subsection (a) thereof:

                  "and Debt of the Borrower and its Subsidiaries under the Term Loan Agreement and the other Term Loan Documents (as such term is defined in the Term Loan Agreement)";

(y) by changing the period at the end of subsection (h) thereof to "; and"; and
(z) by adding the following new subsections (i) and (j) at the end of such
Section:

                  "(i) Debt of Hall (Canada) to a Canadian institutional lender in an amount not to exceed $500,000 outstanding at any time; and

                  (j) Debt of the Borrower not in excess of $1,450,000 principal amount payable to Corestates - New Jersey National Bank incurred to finance the acquisition of the New Freehold/Howell Real Estate; and a mortgage refinancing of such property that is described in Section 2.09 of the Term Loan Agreement."

            Section 1.17 Guaranties. Section 8.02 of the Revolving Credit Agreement is hereby amended by adding the following at the end thereof, before the period:

                  "and (c) guaranties by Subsidiaries of the Term Loan Obligations".

            Section 1.18 Liens. Section 8.03 of the Revolving Credit Agreement is hereby amended (x) by adding the following at the end of subsection (a) thereof:

                  "and Liens granted on the Vitamins Specialties Assets and the New Freehold/Howell Real Estate and on the outstanding capital stock of VSC securing the Term Loan Obligations";

and (y) by amending subsection (l) thereof to read as follows:

                  "(l) a Lien on the New Freehold/Howell Real Estate not in excess of $1,450,000 principal amount in favor of Corestates - New Jersey National Bank incurred to finance the acquisition thereof; and a mortgage refinancing of such property that is described in Section 2.09(b) of the Term Loan Agreement."

            Section 1.19 Leases. Section 8.04 of the Revolving Credit Agreement is hereby amended by (x) changing the period at the end thereof to "; and"; and
(y)( by adding the following thereto:

                  "(d) a lease of the New Freehold/Howell Real Estate pursuant to a sale/leaseback arrangement, provided that there is compliance with Section 2.09 of the Term Loan Agreement."

            Section 1.20 Employee Loans. Section 8.05 of the Revolving Credit Agreement is hereby amended by adding the following to clause (e) thereof, before the semicolon:

                  ", and further loans and advances to employees hired after the Term Loan Closing Date that are made during fiscal year 1998 and that do not exceed in the aggregate $100,000".

            Section 1.21 Sale/Leaseback. Section 8.07 of the Revolving Credit Agreement is hereby amended by changing clause (d) to read as follows:

                  "the sale of the New Freehold/Howell Real Estate pursuant to a sale/leaseback arrangement, provided that there is compliance with Section 2.09 of the Term Loan Agreement;"

and by changing clause (f)(iii) to read as follows:

                  "the aggregate value of all items sold pursuant to this clause
                  (f) from the Term Loan Closing Date through the Facility A Expiration Date does not exceed $750,000".

            Section 1.22. Mergers. Section 8.11 of the Revolving Credit Agreement is hereby amended (x) by changing "(i)" to "(a)" and "(ii)" to "(b)"; and (y) by adding the following thereto at the end thereof, before the period:

                  "; and (c) a Person may merge into the Borrower or any wholly-owned Subsidiary of the Borrower, provided that (i) the Borrower or such wholly-owned Subsidiary is the survivor in such merger; (ii) there shall be, in the judgment of the Agent (after consultation with the Designated Party; but the final determination shall be that of the Agent), as a result of such merger no material adverse effect on (x) the business, operations, property, condition (financial or otherwise), prospects, or ownership of the Borrower and its Subsidiaries, or (y) the validity or enforceability of any of the Facility Documents or the rights or remedies of the Agent or any of the Banks hereunder or thereunder; (iii) the Agent shall have been provided with sufficient information and documents, and sufficiently in advance of the effective date of such merger, to enable the Agent to evaluate the merger; (iv) the assets of such Person are free of Liens; (v) no Default or Event of Default exists or would, after giving effect to such merger, exist; and (vi) prior to the effective date of such merger the Borrower and/or such wholly-owned Subsidiary executes and delivers to the Agent such instruments and documents (including without limitation UCC-1 financing statements) as the Agent reasonably requests to confirm the continuing validity, perfection and priority of its Lien on the assets of the Borrower or such wholly-owned Subsidiary after giving effect to such merger".

            Section 1.23. Vitamin Specialties Business. The following is hereby added as Section 8.13 of the Revolving Credit Agreement:

                        "Section 8.13 As to Vitamin Specialties Business in
                  Particular. (a) Permit the Vitamin Specialties Business to be conducted by any Person other than VSC. Without limiting the generality of the foregoing, the Borrower shall not permit VSC to transfer any of the Vitamin Specialties Assets to the Borrower or any other Subsidiary, except that VSC may commingle revenues received by it with funds of the Borrower and its other Subsidiaries in the ordinary course of business of the Borrower and its Subsidiaries; provided, however, that VSC may not so commingle its funds (or any other assets of VSC) after any assignment of the Term Loan Agreement to the Designated Party, but VSC will instead (after such assignment) retain its own funds and other assets (excluding the Excluded Assets).

                        (b) Conduct, or permit any Subsidiary (other than VSC,
                  and other than a wholly-owned Subsidiary of VSC that shall have granted to the Agent a Lien on all its assets in form and substance satisfactory to the Agent and all of whose outstanding capital stock shall have been pledged to the Agent in form and substance satisfactory to the Agent) to conduct, a retail vitamin and nutrition business, either directly or by way of franchises to franchisees.

                        (c) After the occurrence of an Event of Default, ship
                  any inventory to a Store or otherwise transfer any material value to VSC or confer any material benefit on VSC (or permit any Subsidiary to do so), unless payment in full is made to the Borrower therefor or arrangements for payment in full to the Borrower therefor are made by VSC that are satisfactory to the Agent."

            Section 1.24 Employment Agreements. The following is hereby added as
Section 8.14 of the Revolving Credit Agreement:

                  "Until the Term Loan Obligations shall have been paid in full, make any change with respect to any of the employment agreements with any of the Principals, copies of which are being delivered to the Agent on the Term Loan Closing Date."

            Section 1.25 EBITDA. Section 9.01 of the Revolving Credit Agreement is hereby amended to read as follows:

                  "The Borrower shall not permit Consolidated EBITDA for the 12-month period ending July 31, 1998 to be less than $8,000,000."

            Section 1.26 Cash Flow Leverage Ratio. Section 9.02 of the Revolving Credit Agreement is hereby amended to read as follows:

            "The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of the Borrower, of (x) Funded Debt as of such day to
            (y) Consolidated EBITDA for the period of four consecutive fiscal quarters ending such day, to be greater than the amount set forth below opposite such day:

            (i)   April 30, 1998                              4.5:1

            (ii)  July 31, 1998                               4.0:1

            (iii) October 31, 1998                            3.5:1

            (iv)  January 31, 1999                            3.0:1

            (v)   April 30, 1999                              2.5:1

            (vi)  July 31, 1999 and the last day
                  of each fiscal quarter thereafter           2.5:1

            Notwithstanding the immediately preceding sentence, with respect to the determination of such ratio as of the fiscal quarter ending April 30, 1998 only, the divisor of such ratio (clause (y) above) shall not be Consolidated EBITDA for such period of four consecutive fiscal quarters ending such day; instead such divisor shall be the product of Consolidated EBITDA for the period of three consecutive fiscal quarters ending such day, multiplied by 1.333."

1.1. Section 1.27 Tangible Net Worth. Section 9.03 of the Revolving Credit Agreement is hereby amended to read as follows:

           "(A)   Until July 30, 1998:          $14,500,000;

            (B)   July 31, 1998 until
                  July 30, 1999:                The amount identified in (A)
                                                above, plus 50% of Consolidated
                                                Net Income for the fiscal year
                                                ended July 31, 1998;

            (C)   July 31, 1999 until
                  July 30, 2000:                The amount identified in (B)
                                                above, plus 50% of Consolidated
                                                Net Income for the fiscal year
                                                ending July 31, 1999;

            (D)   July 31, 2000 until
                  July 30, 2001:                The amount identified in (C)
                                                above, plus 50% of Consolidated
                                                Net Income for the fiscal year
                                                ending July 31, 2000;

            (E)   July 31, 2001 until
                  July 30, 2002:                The amount identified in (D)
                                                above, plus 50% of Consolidated
                                                Net Income for the fiscal year
                                                ended July 31, 2001;

            (F)   July 31, 2002 until
                  July 30, 2003:                The amount identified in (E)
                                                above, plus 50% of Consolidated
                                                Net Income for the fiscal year
                                                ended July 31, 2002."

            Section 1.28. Interest Coverage. Section 9.05 of the Revolving Credit Agreement is hereby amended to read as follows:

            "The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of the Borrower, of (x) Consolidated EBITDA for the period of four consecutive fiscal quarters ending such day to (y) cash interest expense in respect of all Consolidated Funded Debt for such period of four consecutive fiscal quarters, to be less than the amount set forth below opposite such day:

                  (i)   April 30, 1998                      3.0:1.0

                  (ii)  each of July 31, 1998, October
                        31, 1998, January 31, 1999
                        and April 30, 1999                  3.5:1.0

                  (iii) each fiscal-quarter ending
                        date thereafter                     4.5:1.0.

            Notwithstanding the immediately preceding sentence, with respect to the determination of such ratio as of the fiscal quarter ending April 30, 1998 only, the dividend of such ratio (clause (x) above) shall not be Consolidated EBITDA for the period of four consecutive fiscal quarters ending such day; but instead such dividend shall be the product of Consolidated EBITDA for the period of three consecutive fiscal quarters ending such day, multiplied by 1.333."

            Section 1.29 Capital Expenditures. Section 9.06 of the Revolving Credit Agreement is hereby amended to read as follows:

            "The Borrower shall not permit its Consolidated Capital Expenditures in any fiscal year of the Borrower to be greater than:

                  (i)   for the 12-month period
                        ending April 30, 1998            $2,000,000

                  (ii)  for the 12-month period
                        ending April 30, 1999            $3,000,000

                  (iii) for the 4-month period
                        ending August 31, 1999           $  500,000

                  (iv)  for the 12-month period
                        ending April 30, 2000            $1,400,000

                  (v)   for the 12-month period
                        ending April 30, 2001 and each
                        12-month period thereafter       $1,200,000."

            Section 1.30 EBITDA of VSC. The following is hereby added as Section
9.08 of the Revolving Credit Agreement:

            "The Borrower shall not permit the EBITDA of VSC for any period consisting of four consecutive fiscal quarters to be less than (a) negative $250,000, as to any such four-quarter period ending on or before April 30, 1999, or (b) zero, as to any such four-quarter period ending after April 30, 1999."

            Section 1.31 Cross-Default. Section 10.01(e) of the Revolving Credit Agreement is hereby amended by adding at the end thereof the following phrase:

            "or if there shall occur under the Term Loan Agreement an "Event of Default" (as such quoted term is defined in the Term Loan Agreement);"

            Section 1.32 Shareholdings. Section 10.01(j) of the Revolving Credit Agreement is hereby amended by adding the following at the end thereof:

            "or if any shares so required to be retained are pledged or become subject to a security interest in favor of any other Person; or at any time the Principals collectively own, beneficially and of record and free of all Liens, less than 72% of the outstanding capital stock of the Borrower, except that each Principal may dispose of up to 5% of the shares owned by him on the Term Loan Closing Date from the Term Loan Closing Date until December 31, 1998 and up to an additional 5% of the shares owned by him on the Term Loan Closing Date from January 1, 1999 until the maturity date under the Term Loan Agreement (it being agreed that if any Principal disposes of less then such 5% from the Term Loan Closing Date until December 31, 1998, the remaining portion of such 5% allowance may be carried over by such Principal to the period of January 1, 1999 until such maturity date)."

            Section 1.33. Guarantor Consent. IVOSC, Hall (Canada) and the Designated Party, which guaranteed all (in the case of IVOSC and Hall (Canada)) or some (in the case of the Designated Party) of the obligations of the Borrower under the Revolving Credit Agreement, hereby consent to the amendments to the Revolving Credit Agreement set forth in this Article.

ARTICLE 2. AS TO DESIGNATED PARTY GUARANTY.

            Section 2.1 Change as to Limitations. (a) Section 2 of the Designated Party Guaranty is hereby amended, in the fourth paragraph of subsection (c) thereof, by changing the table of Measuring Periods, Benchmarks and Applicable Percentages so as to read as follows:

         Measuring Period              Benchmark         Applicable Percentage
         ----------------              ---------         ---------------------

    (A)   The 12-month period                $                 50%
    ending October 31, 1998            11,000,000

    (B)   The 12-month period                $                 50%
    ending April 30, 1999              11,000,000

            (b) Section 2 of the Designated Party Guaranty is hereby further amended by adding a new subsection (h) as follows:

            "(h) Notwithstanding the foregoing provisions of subsections (a),
            (b), (c), (d) and (e) of this Section 2, the Maximum Principal Liability shall not be reduced to an amount less than $6,500,000 for so long as the Term Loan Obligations remain outstanding."

ARTICLE 3. AS TO DESIGNATED PARTY-OBLIGOR DOCUMENTS.

            Section 3.1 Generally. As hereinafter provided in this Article, the Obligors desire to agree to reimburse the Designated Party for any and all amounts that may be paid by the Designated Party under the Designated Party Term Guaranty, and to secure such reimbursement obligation by a junior Lien on their respective assets.

            Section 3.2 Amendment of Guaranty Reimbursement Agreement. (a) VSC hereby joins in the Guaranty Reimbursement Agreement (as hereinafter defined) as an "Obligor" thereunder; and VSC agrees to pay all amounts required to be paid thereunder as provided therein. Every reference therein to an "Obligor" shall be deemed to include VSC (as well as the Original Obligors).

                  (b) The definition of the term "XXXXXXX Guaranty" in the Guaranty Reimbursement Agreement is hereby amended so as to mean each of (i) the Designated Party Guaranty and (ii) the Designated Party Term Guaranty (as such term is defined in the Term Loan Agreement).

                  (c) As used herein, the term "Guaranty Reimbursement Agreement" means the Guaranty Reimbursement Agreement dated April 30, 1996 from the Original Obligors in favor of the Designated Party.

            Section 3.3. Spreading of Liens in favor of Designated Party. (a) Each Original Obligor Security Agreement (as hereinafter defined) is hereby amended by inserting the following sentence immediately after the definition of "Liabilities" in the first sentence in the fifth paragraph thereof:

            "Without limiting the generality of the foregoing, the term "Liabilities" includes the obligation of the Grantor to reimburse the Secured Party for all amounts paid by the Secured Party under the Designated Party Term Guaranty and the Term Intercreditor Agreement, plus interest thereon as provided in the Guaranty Reimbursement Agreement, plus collection costs as provided in the Guaranty Reimbursement Agreement."

                  (b) The DP Trademark Collateral Assignment (as hereinafter defined) is hereby amended by inserting the following sentence immediately after the definition of "Liabilities" in the first sentence in the fourth paragraph thereof:

            "Without limiting the generality of the foregoing, the term "Liabilities" includes the obligation of the Assignor to reimburse the Assignee for all amounts paid by the Assignee under the Designated Party Term Guaranty and the Term Intercreditor Agreement, plus interest thereon as provided in the Guaranty Reimbursement Agreement, plus collection costs as provided in the Guaranty Reimbursement Agreement."

                  (c) As used herein, the term "Original Obligor Security Agreements" means (i) the Security Agreement dated April 30, 1996 from the Borrower to the Designated Party, (ii) the Security Agreement dated April 30, 1996 from IVOSC to the Designated Party, and (iii) the Security Agreement dated April 30, 1996 from Hall (Canada) to the Designated Party. The term "DP Trademark Collateral Assignment" means the Trademark Collateral Assignment dated April 30, 1996 from the Borrower to the Designated Party.

                  (d) VSC shall, contemporaneously herewith on the Term Loan Closing Date, execute and deliver to the Designated Party a security agreement in respect of its assets (excluding the Excluded VSC Assets) to secure its reimbursement obligation to the Designated Party as provided in this Article.

            Section 3.4. Takeover of Vitamin Specialties Business. The Obligors acknowledge that the Designated Party is executing and delivering the Designated Party Term Guaranty in reliance on this Agreement, among other things. The Original Obligors agree to cause VSC to perform its obligations under the VSC Term Security Agreement being executed concurrently with this Agreement, including allowing the Designated Party to take over VSC's operations upon any assignment of the Term Loan Documents to the Designated Party pursuant to
Section 1 of the Term Intercreditor Agreement. The Original Obligors further agree, upon any such assignment and in conjunction with the exercise by the Designated Party of its security interest, to provide to VSC, so long as the Designated Party may request, until it is reimbursed or paid in full in respect of the Term Loan Obligations as contemplated by the VSC Term Security Agreement, any or all personnel, systems, inventory, supplies, storage or other goods or services previously provided by them to VSC for the conduct of such operations, at the same costs as previously charged, but (a) no inventory charges shall be in excess of prices charged to Original Obligors' most favored customers, and
(b) other charges shall not exceed customary charges in the relevant industry. The Agent agrees to exercise its rights relative to the Revolving Credit Agreement and the other Facility Documents with a view to allowing the Designated Party to exercise such takeover rights as to VSC, provided that such agreement by the Agent shall (i) in no way impair in any material respect the availability to the Agent or the exercise by the Agent of any of its rights or remedies under the Revolving Credit Agreement or the other Facility Documents as to the Original Obligors and (ii) not be binding upon any successor or assign of the Agent (whether an assignee of the Agent's security interest or a purchaser of assets encumbered thereby at a public or private sale under the Uniform Commercial Code).

ARTICLE 4. AS TO DESIGNATED PARTY SUBORDINATION AND INTERCREDITOR AGREEMENT.

            Section 4.1 Generally. (a) In the Designated Party Subordination and Intercreditor Agreement dated April 30, 1996, the Agent (for itself and the Banks) and the Designated Party provided for the relative priority (as between them) of the liabilities owing to them by the Original Obligors and the relative priority (as between them) of the Liens in their favor on the assets of the Original Obligors securing such liabilities. Generally, the liabilities owing to the Designated Party (other than Trade Debt, as defined therein) are subordinate to the liabilities owing to the Agent and the Banks, and the Liens in favor of the Designated Party are subordinate to the Liens in favor of the Agent securing the liabilities under the Revolving Credit Agreement.

                  (b) Contemporaneously herewith, the Term Loan Agent and the Designated Party are providing for the assignment by the Term Loan Agent to the Designated

Party of the Term Loan Agreement and related documents and the Term Loan Liens, upon the payment in full of the obligations of the Designated Party under the Designated Party Term Guaranty. Such provision is contained in the Designated Party Term Guaranty and the Term Intercreditor Agreement (as such capitalized terms are defined in the Term Loan Agreement).

                  (c) Upon such assignment, it is not intended that the Term Loan Obligations or the Term Loan Liens be subordinate to the obligations owing by the Obligors to the Agent and the Banks in respect of the Revolving Credit Agreement or to the Liens securing such obligations.

                  (d) The parties desire to adjust certain of the provisions of the Designated Party Subordination and Intercreditor Agreement so as to account for the Term Loan Obligations and the Term Loan Liens, as hereinafter provided.

            Section 4.2 Before Assignment. The definition of "Senior Debt" in the Designated Party Subordination and Intercreditor Agreement is hereby amended so as to include (in addition to the obligations and liabilities already included therein) the Term Loan Obligations (including the guaranties by the Subsidiaries of the Term Loan Obligations), until such time as the Term Loan Agreement is assigned by the Term Loan Agent to the Designated Party. Similarly, the definition of the term "Senior Liens" in the Designated Party Subordination and Intercreditor Agreement is hereby amended so as to include (in addition to the liens already included therein) the Term Loan Liens, until the time of such assignment. Upon such assignment, the Term Loan Obligations (including such guaranties) shall automatically cease to be "Senior Debt", and the Term Loan Liens shall automatically cease to be "Senior Liens", within the meanings of such terms in the Designated Party Subordination and Intercreditor Agreement.

            Section 4.3 At and After Assignment. From and after the assignment by the Term Loan Agent to the Designated Party of the Term Loan Agreement, the Term Loan Obligations shall not constitute Subordinated Debt and the Term Loan Liens shall not constitute Subordinate Liens (as the terms "Subordinate Debt" and "Subordinate Liens" are defined in the Designated Party Subordination and Intercreditor Agreement), notwithstanding anything to the contrary contained in the Designated Party Subordination and Intercreditor Agreement. Nothing in the Designated Party Subordination and Intercreditor Agreement shall preclude or restrict the Designated Party from taking such steps to collect the Term Loan Obligations and to realize on the Term Loan Liens as the Designated Party considers appropriate following such assignment by the Term Loan Agent to the Designated Party. The obligations of VSC under its Guaranty of the Revolving Credit Agreement shall, from and after such assignment, be subordinate in right of payment to the prior payment in full of the Term Loan Obligations, which have been guaranteed by VSC; provided, however, that nothing in this sentence shall preclude the Agent after such assignment from applying the Excluded VSC Assets to such obligations of VSC under its Guaranty of the Revolving Credit Agreement, prior to the payment in full of the Term Loan Obligations.

            Section 4.4 Independent Reimbursement Obligation. The parties acknowledge that from and after such assignment, in addition to being directly liable to the Designated Party (as assignee) on the Term Loan Obligations and under the Term Loan Liens, the Obligors will be independently liable to the Designated Party under their reimbursement obligation set forth in Article 3 of this Amendment Agreement (even though it is the same indebtedness); and that such reimbursement obligation is secured by a Lien on assets beyond the assets encumbered by the Term Loan Liens so assigned. To the extent that the Lien securing such reimbursement obligation encumbers assets of the Obligors other than the assets encumbered by the Term Loan Liens, such Lien on such other assets shall continue to be subordinate to the Senior Liens securing the liabilities under the Revolving Credit Agreement, as provided in Designated Party Subordination and Intercreditor Agreement.

            Section 4.5 Joinder by VSC. VSC is hereby joined as a party in the Designated Party Subordination and Intercreditor Agreement as an "Obligor" thereunder; and each reference therein to an "Obligor" shall be deemed to include VSC (as well as the Original Obligors).

            Section 4.6. VSC Security Agreements. The parties hereto acknowledge that VSC is this day executing and delivering (a) the VSC Term Security Agreement in favor of the Term Loan Agent, and (b) the VSC Revolver Security Agreement in favor of the Agent and (c) a Security Agreement in favor of the Designated Party. Notwithstanding any different sequence of actual filing or perfection of the Liens thereunder, such VSC Term Security Agreement shall rank first in priority, and such VSC Revolver Security Agreement shall rank second in priority, and such Security Agreement in favor of the Designated Party shall rank third in priority.

            Section 4.7. Term Loan Agent. The Chase Manhattan Bank, in its capacity as Term Loan Agent, is joining in this Agreement for the purpose of agreeing to the provisions of this Article.

ARTICLE5. MISCELLANEOUS.

            Section 5.3 Security Agreements to Designated Party. (a) The Designated Party hereby acknowledges and agrees that the grant of the Term Loan Liens to the Agent does not violate the restriction against the granting of Liens that is set forth in the three Security Agreements dated April 30, 1996 by the Original Obligors (respectively) to the Designated Party, or in the three Guaranty and Security Agreements dated May 10, 1996 by the Original Obligors (respectively) to the Designated Party securing the Trade Debt.

                  (b) The Original Obligors acknowledge and reaffirm the provisions of such Security Agreements and Guaranties and Security Agreements, respectively.

            Section 5.4. Change of Address. (a) For purposes of all the Facility Documents, the address of the Agent for notices is hereby changed to read as follows:

                  The Chase Manhattan Bank
                  New York Agency
                  1 Chase Manhattan Plaza
                  New York, New York 10081
                  Telecopier No.: 212-552-5650

                  -- with a simultaneous copy to:

                  The Chase Manhattan Bank
                  One Riverfront Plaza
                  Newark, New Jersey 07102
                  Attention: Mr. Peter M. Fitzsimmons
                  Telecopier No.: 973-353-6158

                  (b) For purposes of all the Facility Documents, the address for notices of The Chase Manhattan Bank, as Bank, is hereby changed to read as follows:

                  The Chase Manhattan Bank
                  One Riverfront Plaza
                  Newark, New Jersey 07102
                  Attention: Mr. Peter M. Fitzsimmons
                  Telecopier No.: 973-353-6158

            Section 5.3. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to an amendment of the Revolving Credit Agreement and the other Facility Documents, and it supersedes and replaces all prior and contemporaneous agreements, discussions and understandings (whether written or oral) with respect to such amendment.

            Section 5.4. Continuing Effect. Except as otherwise expressly provided in this Agreement, all the terms and conditions of the Revolving Credit Agreement and the other Facility Documents shall continue in full force and effect.

            Section 5.5 Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Banks that:

                  (a) All the representations and warranties set forth in the
            Revolving Credit Agreement are true and complete on and as of the date of this Agreement (with the same effect as though made on and as of such date).

                  (b) No Default or Event of Default exists.

                  (c) No Obligor has any offset or defense with respect to any of its obligations under any of the Facility Documents or any claim or counterclaim against the Agent or any of the Banks whatsoever (any such offset, defense, claim or counterclaim as may now exist being hereby irrevocably waived by the Obligors).

                  (d) This Agreement has been duly authorized, executed and delivered by the Borrower and the other Obligors.

            Section 5.6 Expenses. The Borrower shall pay all reasonable expenses incurred by the Agent in connection with the transaction contemplated by this Agreement, including (without limitation) the fees and disbursements of counsel for the Agent and filing fees.

            Section 5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                          IVC INDUSTRIES, INC.

                                          By: /s/ I. Alan Hirschfeld
                                              ---------------------------
                                              Name:
                                              Title:


                                          INTERNATIONAL VITAMIN OVERSEAS
                                          SALES CORP.

                                          By: /s/ I. Alan Hirschfeld
                                              ---------------------------
                                              Name:
                                              Title:


                                          HALL LABORATORIES, LTD.

                                          By:
                                              ---------------------------
                                              Name:
                                              Title:


                                          VITAMIN SPECIALTIES CORP.

                                          By: /s/ I. Alan Hirschfeld
                                              ---------------------------
                                              Name:
                                              Title:

                                          THE CHASE MANHATTAN BANK, as Agent
                                          and as Bank and (to the extent
                                          provided in Article 4) as Term Loan
                                          Agent

                                          By: /s/ Lee P. Brennan
                                              ---------------------------
                                              Lee P. Brennan
                                              Vice President


                                          XXXXXXX XXXXXXX

                                          By:  XXXXXXXXXXXX
                                              Name:
                                              Title: